                                  EXHIBIT 11
                                  ----------
                       COMPUTATION OF EARNINGS PER SHARE

                                                    Three Months Ended     Nine Months Ended
                                                    -------------------    -------------------
                                                       September 30           September 30
                                                    -------------------    -------------------
                                                      1996       1995        1996       1995
                                                    -------------------    -------------------
                                                      (in thousands, except per share data)
Primary:
Net Income                                        $    3,787 $    3,205 $    11,860 $    9,858
                                                    ========   ========    ========   ========


Weighted average number of
   common shares outstanding                          19,029     19,432      19,083     19,478

Add:
Dilutive effect of outstanding options,
   as determined by the application
   of the treasury stock method using
   the average market price of the
   Company's common stock                                998        612         879        516
                                                    --------   --------    --------   --------


Weighted average number of common
   and common equivalent shares                       20,027     20,044      19,962     19,994
                                                    --------   --------    --------   --------


Primary earnings per share                        $      .19 $      .16 $       .59 $      .49
                                                    ========   ========    ========   ========


Fully diluted:

Weighted average number of common
   and common equivalent shares                       20,027     20,044      19,962     19,994

Add:
Additional dilutive effect of outstanding
   options, as determined by the application
   of the treasury stock method using the
   quarter end market price of the
   Company's common stock                                  0          2           1         56
                                                    --------   --------    --------   --------


Weighted average number of common
   shares fully diluted                               20,027     20,046      19,963     20,050
                                                    --------   --------    --------   --------
Fully diluted earnings per share*                 $      .19 $      .16 $       .59 $      .49
                                                    ========   ========    ========   ========

* Not presented in Financial Statements since dilutive effect is less than 3%. ** Prior year earnings per share and weighted average shares have been restated
   to reflect the June 1996 2 for 1 stock dividend.